Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contacts
Matthew E. Garth	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Announces Partnership with Ma’aden

to Develop Lowest-Cost Aluminum Complex in the World

NEW YORK, NY – December 21, 2009 – Alcoa today announced it has formed a joint venture with Ma’aden, the Saudi Arabian Mining Company, to develop a fully integrated, world-class aluminum industry in the Kingdom of Saudi Arabia. The joint venture will become the world’s preeminent and lowest-cost supplier of primary aluminum, alumina and aluminum products, with access to the growing markets of the Middle East and beyond.

In its initial phases, the joint venture will develop a fully integrated industrial complex, including:

•	A bauxite mine with an initial capacity of 4,000,000 metric tons per year (mtpy);

•	An alumina refinery with an initial capacity of 1,800,000 mtpy;

•	An aluminum smelter with an initial capacity of ingot, slab and billet of 740,000 mtpy; and

•

A rolling mill, with initial hot-mill capacity of between 250,000 and 460,000 mtpy. The mill will focus initially on the production of sheet, end and tab stock for the manufacture of aluminum cans, and potentially other products to serve the construction industry. It will be one of the most technically advanced mills in the world.

The refinery, smelter and rolling mill will be established within the new industrial zone of Raz Az Zawr on the east coast of the Kingdom of Saudi Arabia. The complex will utilize critical infrastructure, including low-cost and clean power generation, as well as port and rail facilities, developed by the Kingdom’s government. Bauxite feedstock for the planned alumina refinery will be transported by rail from the new mine at Al Ba’itha, near Quiba, in the north. The project will be developed and financed in two phases, with the rolling mill and smelter in the first phase. First production from the aluminum smelter and rolling mill is anticipated in 2013, and first production from the mine and refinery is expected in 2014.

Capital investment is expected to be approximately SAR 40.5 billion ($US 10.8 billion), subject to the completion of detailed feasibility studies and environmental impact assessments. Ma’aden will own 60 percent of the joint venture. Alcoa will control the remaining 40 percent of the joint venture through an investment partnership in which it will own 20 percent and its partners will participate through financing that represents the other 20 percent economic interest. Each of Alcoa and the partners will invest $900 million over a four-year period and will be responsible for their pro rata share of the project financing, in addition to specific completion commitments.

In welcoming the new venture, Dr. Abdallah Dabbagh, President and CEO of Ma’aden, said, “Alcoa’s partnership in all aspects of this integrated industry brings with it enormous value not only in terms of technology, resources and experience but also a proven commitment to sustainability.” He added, “A focus on quality alongside the robust economics of the project will ensure its leading role in advancing Saudi Arabia and the region as a major hub for the aluminum and downstream sectors.”

Alcoa President and CEO Klaus Kleinfeld said, “This joint venture is a once-in-a-generation opportunity for Alcoa, for Ma’aden and for the Kingdom of Saudi Arabia. We are creating a fully integrated aluminum complex that will be the most technologically advanced and cost efficient in the world. By changing the operating dynamics and cost base within our industry, the complex will be a model for the growth of aluminum in competition with other metals and is designed with the potential for future expansion. The joint venture leverages the unique strengths of both Alcoa and Ma’aden to create substantial value for our investors, customers and partners.”

Alcoa will provide know how, management expertise and support during the design, construction and operation of the mine, refinery, smelter and rolling mill. Alcoa will also arrange the supply of alumina feedstock to the smelter from outside the Kingdom until the project refinery comes on stream. Alcoa and Ma’aden will work with leading international and local firms on the design and construction of the complex.

Ma’aden’s Chairman, Engineer Abdullah Saif Al-Saif, added that the Saudi government’s investment in critical national infrastructure is proving to be a catalyst for this and other projects. “The positive impact of the government’s vision in developing the Kingdom’s infrastructure including the new railway network and deepwater port at Ras Az Zawr is clearly demonstrated by the realization of this industry and others such as phosphate. Collaboration in clean efficient power generation also ensures that it is both highly competitive and sustainable.”

About Alcoa

Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum and alumina combined, through its active and growing participation in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, and building systems. The Company has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland, and has been a member of the Dow Jones Sustainability Index for eight consecutive years. Alcoa employs approximately 63,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

About Ma’aden

Ma’aden was established as a Saudi Arabian joint stock company in March 1997 to facilitate the development of Saudi Arabia’s non-petroleum mineral resources and to diversify the Kingdom’s economy away from the petroleum and petrochemical sectors.

Ma’aden is engaged in the development, advancement and improvement of all aspects of the mineral industry, mineral products and by-products and related industries in Saudi Arabia. In July 2008 Ma’aden offered 50 percent of the company’s shares for subscription in a successful SAR 9.25 billion IPO.

Ma’aden has progressed towards realizing its vision of building a world class mineral enterprise and its mission of being a profitable, publicly owned, international mining company, while maintaining the utmost concern for human resources, health and safety, environmental and social issues.

About Ras Az Zawr

Ras Az Zawr is the location for Ma’aden’s minerals industry complex, a 77 square km site, 90km north of Al Jubail on the Arabian Gulf coast of Saudi Arabia. In addition to housing the alumina refinery, aluminum smelter and rolling mill for the Ma’aden Alcoa joint venture aluminium industry, it is also the site for Ma’aden Phosphate Company’s integrated chemical and fertilizer facility, due to begin operation in 2010. The phosphate complex consists of a phosphoric acid plant, a sulphuric acid plant, an ammonia plant, a DAP granulation plant, a co-generation plant and desalination plant, as well as related infrastructure. It will process phosphate concentrate brought by rail from Al Jalamid. This will produce about 2.92 million mtpy of granular DAP, plus approximately 400,000 mtpy of excess ammonia and about 200,000 mtpy of excess phosphoric acid. Ras Az Zawr also has 25 square kilometers of land set aside for industrial expansion and downstream industry.

Forward-Looking Statements

Statements about the expected effects, timing, benefits, cost-structure, capital investment, production dates, competitive advantages and synergies related to the joint venture and all other statements in the press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect current estimates, projections and expectations. Alcoa disclaims any intention or obligation, other than as required by applicable law, to update or revise any forward-looking statements. Any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties. Important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of Alcoa and Ma’aden, include: (1) the risks associated with international joint ventures of this nature; (2) the impact of economic and aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina and other products; (3) the risks associated with large infrastructure construction projects; (4) adverse changes in the financial markets affecting the ability of the joint venture to implement its financing plans or to achieve financial close for the various phases of the project; (5) the consequences of non-compliance with the timeline and other requirements under the energy supply arrangements for the joint venture; (6) the impact of legislative or regulatory requirements applicable to the transaction, or changes in such requirements, including changes in trade, tax, monetary and fiscal policies and laws; (7) the impact of changes in accounting standards, rules or interpretations; and (8) the impact of changes in foreign currency exchange rates, competitive factors or political conditions and risks in the U.S., Kingdom of Saudi Arabia or other countries relevant to the joint venture and the parties. The actual results or performance and expected benefits of the joint venture could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur or be completed, or if any of them do so, what impact they will have on the results of operations or financial condition of Alcoa. For a discussion of additional risks and uncertainties that may affect the future results of Alcoa, please see Alcoa’s Form 10-K for the year ended December 31, 2008, Forms 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009 and other reports filed with the Securities and Exchange Commission and available on www.sec.gov.